Exhibit 10.46
L. B. Foster Company
Leased Vehicle / Vehicle Allowance Policy                                                                                                                   HR-LV-501
Revised 09/01/07;                                                                                                        Supersedes 10/01/06

1.           GENERAL POLICY; PURPOSE

It is the policy of the L.B. Foster Company to provide a leased vehicle or vehicle allowance to employees holding one of the following positions:

· Corporate Officer;
· Sales Managers and Sales Positions;
· An eligible employee in which the position requires frequent business travel by vehicle

2.  ELIGIBILITY
Class:	Group:	Policy:	Monthly Deduction for Leased Vehicle:
A	Corporate Officers	$850 monthly Vehicle Allowance as periodically adjusted or Leased Vehicle	$85
B	Sales Managers with the responsibility of managing people.	$750 monthly Vehicle Allowance as periodically adjusted or Leased Vehicle	$75
C	Outside Sales personnel (individual contributor) who are required to drive in excess of 8,000 business miles annually.	$650 monthly Vehicle Allowance as periodically adjusted or Leased Vehicle	$60

Leased Company Vehicles:
Anyone eligible for a Vehicle and driving an average of 8,000 or more business miles per year may choose either the leasing program or the Allowance Program if they choose.
Business miles for those electing the leasing program are reimbursed at rates determined from time to time by the CEO.

Allowance:
Anyone eligible for a Vehicle and driving an average of 8,000 or more business miles per year may choose the allowance program.
Anyone eligible for a Vehicle who drives less than 8,000 business miles per year on average are required to use the allowance.
Mileage for business purposes for anyone on the allowance will be reimbursed at a rate determined from time to time by the CEO.

3.         ELIGIBLE DRIVER

Except in emergencies, driving of a Company vehicle shall be limited to employee and the employee's spouse over the age of twenty-five (25).

4.  RESPONSIBILITY

A.         Vehicle Allowance guidelines

(i)         The monthly Vehicle allowance amount is set by employee class on an annual basis and is paid as additional taxable income in the employee’s regular paycheck.  An employee receiving a Vehicle allowance is responsible for the payment of any and all associated federal, state, and local taxes.

(ii)         Employees on a monthly Vehicle allowance, who drive personal vehicles for business reasons, will be reimbursed for those miles using the current reimbursement rate as posted under the HR and Accounting tabs in Lotus Notes.

(iii)         An employee receiving a Vehicle allowance is required to have available, as required by business needs, a late model four (4) door vehicle.   The vehicle is to be clean externally and internally and presentable for Company business at all times.

B.         Leased Vehicle Program Guidelines

(i)         An eligible employee, as identified in section  1. General Policy, within class A, B, C may choose between a Company leased vehicle, if they travel at minimum 8,000 business miles per year,  or a monthly Vehicle allowance.

(ii)         Participants are to log all business miles and submit for reimbursement via their expense reports.  The log must be included with the expense report.  The Company will establish and publish the reimbursement rate at least annually.  Reimbursement rates will be established to cover the employee’s cost of gas that is attributable to cost of required business miles using the leased vehicle provided by the Company.  The Company will only reimburse employees for authorized Business miles; personal miles are not reimbursable.

(iii)         Eligible employees may not opt out of the Company leased vehicle option until the current Vehicle has reached 60 months of service or the vehicle has reached 80,000 miles.  In addition, the Company may require the employee to continue driving the vehicle if the book value exceeds the Fair Market Value of the vehicle until such time that the disposal of the Vehicle will not result in a financial loss to the Company.

(iv)         When a new Company Leased vehicle is ordered, the employee may purchase options at his/her expense, beyond Company established base options, available on his or her vehicle model.  Payment is due before delivery of the vehicle.  The leasing company will provide information regarding payment and applicable sales and or state tax.

(v)         It shall be the responsibility of each employee receiving a Company leased vehicle to monitor and report odometer readings as of each November 1st and on the date his/her vehicle is replaced to validate personal mileage. These odometer readings are to be turned into the Payroll Department during the first week of November on the Company Vehicle Odometer Form. (Attachment SP-P-10.1)

(vi)         If a “Leased Vehicle Odometer form (SP-P-10.1)” is not received by the due date,  mileage estimates from expense reports, fuel, and maintenance records will be used to determine personal and business miles.   It shall be the responsibility of each employee to maintain records documenting all business and personal mileage usage in accordance with record keeping requirements which may, from time to time, be required by the Internal Revenue Service, and to note this on the Company Vehicle Odometer Form. (Attachment SP-P-10.1)

(vii)         The driver is responsible for operating the vehicle in a safe manner. The use of seat belts is mandatory for the driver and all passengers. Operating a motor vehicle while under the influence of alcohol or illegal drugs is prohibited.

(viii)         It is the employee’s responsibility to notify their Manager or the Human Resources Department of any change in the employee’s physical status or if the employee is taking any medications labeled with a warning that the medication could impair his/her driving.

(ix)         The use of cellular phones while driving is not encouraged; the Company suggests a “hands-free” device be used in the vehicle while driving.

(x)         If any driver of a Company leased vehicle or an employee receiving a Vehicle allowance, is issued a citation for DUI (driving under the influence), their Company vehicle/Vehicle allowance privileges will be suspended until the outcome of the charge is determined in a court of law.  If convicted for DUI, that driver will have his/her Company leased vehicle/Vehicle allowance privileges revoked for a minimum one (1) year period.   Pre-trial suspension will be counted towards the one (1) year.

(xi).  If any employee is issued a second DUI citation, the privilege of a company-leased vehicle will be removed permanently.  In addition, other disciplinary actions may be levied up to and including termination. Decisions on reinstatement of Company Vehicle privileges after a suspension will be based on  continued business need of the position, consultations with the Risk Manager and compliance with Foster’s current vehicle insurance carrier's requirements.

(xii)   Leased vehicle participants are required to adhere to the maintenance schedule under the leased vehicle maintenance program.

(xiii)   While assigned to an employee, Company vehicles must be carefully maintained and kept clean in a manner properly representing the Company.  When returned from employee use, vehicles should be clean and free of alteration or damage beyond normal wear and tear.

(xiv)  All participants in this program shall be required to execute SP-P-10.2 (Acknowledgment of Driver Requirements) and SP-P-10.1 (Company Vehicle Odometer form) on an annual basis.

Failure to adhere to these policies can result in loss of Company Vehicle privileges, and/or disciplinary actions up to and including termination.

C.  Accounting and Payroll Departments

It shall be the responsibility of the Accounting and Payroll Departments to maintain and verify the records of all Leased Vehicle Plan participants with regard to payroll deductions, individual taxability calculations and W-2 reporting.

D.  Transportation Department

It shall be the responsibility of the Transportation Department to monitor the fleet of Company leased vehicles in service, to provide lease values, to ensure that the appropriate forms are provided to each driver, and acquire and dispose of all Company leased vehicles.

E.  Human Resources Department

•           The Vice President, Human Resources shall be responsible for the interpretation and application of the provisions of the Leased Vehicle Plan.

•	The Human Resources Department shall obtain a copy of a newly hired employee’s driver’s license prior to authorizing the use of a company vehicle.

•
The Human Resources Department shall be responsible for obtaining an application and completing a Motor Vehicle Record (MVR) check on all new hires that may be required to drive as part of their assigned duties and no less than annually thereafter. Any employee with excessive violations or accidents may lose their leased vehicle privileges based on the requirements of the fleet insurance carrier.

F.            Division Management and the Vice President of Human Resources will be responsible for approving any Vehicle assignments or allowance and may, at his or her discretion, reject assignment of a Company vehicle or authorizing the receipt of a Vehicle allowance.

5.         PRACTICE

A. Pursuant to the IRS regulations, the value of the personal use of an employer provided vehicle must be included in the employee's income and subjected to withholding tax.

B. The annual lease value of an vehicle shall be based the manufacture's invoice price plus 4%.

C. The percentage of personal usage of the annual lease value shall represent an additional non-cash item which shall be included as employee taxable income.

D. The annual lease value shall include all maintenance and insurance but will not include the annual fuel cost for the leased vehicle.

E. Fuel shall be valued at the current calendar year IRS established rate, per personal mile driven for employees driving company leased vehicles.

F. The Company will reimburse employees for Manager Approved Business Miles. Employees are to submit approved miles, via the expense report.

G. 90 days prior to turning in a Company leased vehicle, all maintenance expenses must be approved by Transportation.

H. Monthly deductions for Company leased vehicles shall be classified on the employee pay stub as federal withholding tax.

I. The annualized dollar value of the Company vehicle personal use benefit will appear as additional earnings on the employee pay stub and W-2.

6.  TRANSFER
The transfer of any Company provided vehicle between employees must be authorized by the Human Resources Department and Division Officer(s).

7.  REPLACEMENT

A.  Company leased vehicles may be eligible for replacement not earlier than 60 months or 80,000 miles, whichever occurs first.  Replacement Vehicle orders will not be approved and entered by the Transportation Department until the vehicle has reached 77,000 miles or has been used for 59 months.  The employee’s Manager may require the eligible employee to continue driving the vehicle if the book value exceeds the Fair Market Value of the vehicle until such time that the disposal of the Vehicle will not result in a financial loss to the Company.

B. All vehicle lease terms will be set based on the anticipated annual business miles the position is required to drive.

C.
Drivers and their immediate family members may purchase the employee’s assigned vehicle at lease end for the current wholesale fair market value (established by the Transportation Department) plus all taxes, title, licensing, delivery and any other related costs.  The value of the vehicle will then be adjusted for any driver-paid options.

D. Vehicles not purchased will be disposed of by the Transportation Department.

E. Any employee who purchases a vehicle under this standard practice is responsible for all financing, pick up of vehicle, sales tax, and must sign an “As Is” bill of sale that will be placed in their personnel file.  Payment in full to the leasing Company is required prior to release of the vehicle’s title.  The final sales transaction is solely between the leasing company and the purchaser of the vehicle and L.B. Foster has no involvement in the title transfer.

8.  TERMINATION OF EMPLOYMENT
The immediate supervisor of a terminated employee shall be responsible for ensuring that the terminated employee deposits the leased vehicle and keys at the Company facility prior to or on the day of termination. The employee is to complete form SP-P-10.1 and return it to the Payroll Department or they will be charged 100% personal mileage usage for that year.

9.  ACCIDENT/LOSS RESPONSIBILITY/INSURANCE

A. Personal property -The Corporate Vehicle Insurance Plan does not cover personal articles. Employees must secure their own insurance.

B. Company property - Samples, literature, equipment, and supplies which are in the direct possession of an employee shall be the responsibility of the employee if lost, stolen, or damaged.

C. Accident and loss reports - All accidents regardless of fault or amount of damage and property losses must be reported immediately to the employee's manager and the Insurance Department by personal contact.

10. TRAFFIC VIOLATIONS

A.
Employees will be solely responsible for any fines and fees associated with traffic or parking violations or any other motor vehicle infraction. Failure to reimburse the Company (for any delinquent fine or fee) within 60 days of notification of the amount due will result in deduction from the employee's paycheck.

B.
Employees must notify the Human Resources department regarding any status changes in their driving license due to traffic violations. Failure of such notification may result in discipline up to and including termination.

This policy is subject to changes by the Company at any time with or without notice.